Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2019 RESULTS

NEW YORK, May 29, 2019 — J.Crew Group, Inc. (the “Company”) today announced financial results for the three months ended May 4, 2019.

First Quarter highlights:

•	Total revenues increased 7% to $578.5 million. Comparable company sales increased 1% following an increase of 1% in the first quarter last year.
•	J.Crew sales decreased 4% to $376.1 million. J.Crew comparable sales decreased 1% following a decrease of 6% in the first quarter last year.
•	Madewell sales increased 15% to $132.9 million. Madewell comparable sales increased 10% following an increase of 31% in the first quarter last year.
•	Gross margin decreased to 37.0% from 38.3% in the first quarter last year.
•

Selling, general and administrative expenses were $189.8 million, or 32.8% of revenues, compared to $200.8 million, or 37.2% of revenues in the first quarter last year. This year includes transformation, transaction and severance costs of $6.4 million and a benefit of $6.0 million related to the lease termination payment in connection with our corporate headquarters relocation. Last year includes transformation, transaction and severance costs of $6.5 million. Excluding these items, selling, general and administrative expenses were $189.4 million, or 32.7% of revenues, compared to $194.3 million, or 36.0% of revenues, in the first quarter last year.

•	Operating income was $22.1 million compared with an operating loss of $0.9 million in the first quarter last year.
•	Net loss was $16.2 million compared to $33.9 million in the first quarter last year.
•

Adjusted EBITDA increased $11.4 million, or 31%, to $48.3 million from $36.9 million in the first quarter last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Michael J. Nicholson, Interim Chief Executive Officer, commented, “We are encouraged by the meaningful progress we have made in the first quarter, reporting a 31% increase in adjusted EBITDA driven by continued momentum at Madewell and the early impact of our swift actions to improve profitability at J.Crew. As we look ahead, we are optimistic about our plans to reignite the J.Crew Brand with new designs, assortments and brand expressions, and remain steadfast in our commitment towards achieving Madewell’s long-term growth potential as a leading global brand.”

Balance Sheet highlights:

•	Cash and cash equivalents were $30.2 million compared to $36.0 million at the end of the first quarter last year.
•	Inventories increased 21% to $418.0 million from $345.3 million at the end of the first quarter last year.
•

Total debt, net of discount and deferred financing costs, was $1,704.2 million compared to $1,711.4 million at the end of the first quarter last year. Additionally, there were $215.8 million of outstanding borrowings under the ABL Facility, with excess availability of $94.7 million, at the end of the first quarter this year. As of the date of this release, there were outstanding borrowings of approximately $198 million under the ABL Facility, with excess availability of approximately $113 million.

Adoption of New Accounting Standard

During the first quarter of fiscal 2019, the Company adopted pronouncements that were issued with respect to the accounting for leases. The pronouncements require lessees to recognize right-of-use lease assets (“ROU assets”) and right-of-use lease liabilities (“ROU liabilities”) for leases with terms of more than one year. The ROU liabilities are measured as the present value of the lease obligations. The ROU assets reflect the amount of the ROU liabilities less lease-related deferred credits. Upon adoption of the new standard, the Company recorded a significant gross-up to the balance sheet, including ROU assets of $533.5 million and ROU liabilities of $624.6 million. The Company used the effective date method whereby initial application occurred on the date of adoption with comparative periods unchanged. For more information on the adoption of the pronouncement, see the Company’s Form 10-Q for the quarterly period ended May 4, 2019.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least 12 months, (ii) e-commerce net sales, and (iii) shipping and handling fees. Due to the 53rd week in fiscal 2017, when calculating comparable company sales for the first quarter of fiscal 2018, the Company realigned the weeks of the first quarter of fiscal 2017 to be consistent with the fiscal 2018 retail calendar.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses Adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, May 29, 2019, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until June 5, 2019 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13690148.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of May 29, 2019, the Company operates 195 J.Crew retail stores, 132 Madewell stores, jcrew.com, jcrewfactory.com, madewell.com, and 173 factory stores (including 41 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, compromises to its data security, its ability to maintain the value of its brands and protect its trademarks, its ability to implement its real estate strategy, changes in demographic patterns, adverse or unseasonable weather or other interruptions in its foreign sourcing, customer call, order fulfillment or distribution operations, increases in the demand for or prices of raw materials used to manufacture its products, trade restrictions or disruptions and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	First Quarter Fiscal 2019	First Quarter Fiscal 2018
Net sales:
J.Crew	$376,082	$391,864
Madewell	132,894	115,842
Other	69,530	32,744
Total revenues	578,506	540,450
Cost of goods sold, including buying and occupancy costs	364,729	333,642
Gross profit	213,777	206,808
As a percent of revenues	37.0%	38.3%
Selling, general and administrative expenses	189,750	200,836
As a percent of revenues	32.8%	37.2%
Impairment losses	1,918	6,866
Operating income (loss)	22,109	(894)
As a percent of revenues	3.8%	(0.2)%
Interest expense, net	36,918	32,982
Loss before income taxes	(14,809)	(33,876)
Provision for income taxes	1,421	49
Net loss	$(16,230)	$(33,925)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	May 4, 2019	February 2, 2019	May 5, 2018
Assets
Current assets:
Cash and cash equivalents	$30,236	$25,738	$36,038
Restricted cash	5,258	13,747	—
Accounts receivable, net	56,444	40,342	32,355
Inventories	418,009	390,470	345,254
Prepaid expenses and other current assets	68,739	84,942	61,330
Refundable income taxes	5,772	7,331	2,349
Total current assets	584,458	562,570	477,326
Property and equipment, net	239,478	243,620	268,229
Right-of-use lease assets	513,037	—	—
Intangible assets, net	300,117	301,397	306,860
Goodwill	107,900	107,900	107,900
Other assets	7,642	6,164	7,851
Total assets	$1,752,632	$1,221,651	$1,168,166

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$224,700	$259,705	$223,810
Borrowings under the ABL Facility	215,800	70,800	41,561
Other current liabilities	203,903	244,864	158,213
Current portion of right-of-use lease liabilities	114,052	—	—
Due to Parent	35,004	37,462	37,251
Interest payable	8,848	23,866	11,626
Current portion of long-term debt	32,070	32,070	15,670
Total current liabilities	834,377	668,767	488,131
Long-term debt, net	1,672,166	1,673,282	1,695,772
Long-term right-of-use lease liabilities	487,765	—	—
Lease-related deferred credits, net	—	105,877	111,998
Deferred income taxes, net	16,545	16,872	27,545
Other liabilities	31,199	29,096	28,474
Stockholders’ deficit	(1,289,420)	(1,272,243)	(1,183,754)
Total liabilities and stockholders’ deficit	$1,752,632	$1,221,651	$1,168,166

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash, cash equivalents and restricted cash as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	First Quarter Fiscal 2019	First Quarter Fiscal 2018

Net loss	$(16.2)	$(33.9)
Provision for income taxes	1.4	—
Interest expense	36.9	33.0
Depreciation and amortization (including intangible assets)	21.6	23.3
EBITDA	43.7	22.4
Transaction costs	3.3	0.4
Charges related to workforce reductions	2.8	3.7
Monitoring fees	2.5	2.5
Impairment losses	1.9	6.9
Transformation costs	0.3	2.4
Amortization of lease commitments	(0.2)	(1.4)
Lease termination payment	(6.0)	—
Adjusted EBITDA	48.3	36.9
Taxes paid	—	—
Interest paid	(50.3)	(42.1)
Changes in working capital	(126.0)	(95.8)
Cash flows from operating activities	(128.0)	(101.0)
Cash flows from investing activities	(18.0)	(7.2)
Cash flows from financing activities	142.1	37.6
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	(0.1)	(0.5)
Decrease in cash, cash equivalents and restricted cash	(4.0)	(71.1)
Cash, cash equivalents and restricted cash, beginning	39.5	107.1
Cash, cash equivalents and restricted cash, ending	$35.5	$36.0

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.